EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2007, accompanying the consolidated financial statements included in the Annual Report of ISCO International, Inc. on Form 10-K for the year ended December 31, 2006 which are incorporated by reference in this Registration Statement and prospectus. We consent to the incorporation by reference in this Registration Statement and related prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Chicago, IL

February 1, 2008